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                                                                Exhibit (15)(A)
                       MIMLIC SMALL COMPANY FUND, INC.

                       RULE 12b-1 PLAN OF DISTRIBUTION
                        APPLICABLE TO CLASS A SHARES


    WHEREAS, Rule 12b-1 under the Investment Company Act of 1940, (the "Rule"), provides that a registered open-end management investment company may act as a distributor of securities of which it is the issuer, provided that any payments made by such company in connection with such distribution are made pursuant to a written plan describing all material aspects of the proposed financing of distribution; and

    WHEREAS, it is intended that shares of MIMLIC Small Company Fund, Inc., (the "Fund") designated as Class A shares will be sold to the public through the distribution facilities of MIMLIC Sales Corporation ("MIMLIC Sales") pursuant to an Underwriting and Distribution Agreement, dated April 19, 1994.

    NOW THEREFORE, the following shall constitute the written plan pursuant to which such distribution fee payable in connection with Class A shares of the Fund shall be made.

    The Underwriting and Distribution Agreement (the "Agreement") between the Fund and MIMLIC Sales provides that MIMLIC Sales will receive, as compensation for services it renders under the Agreement in connection with Class A shares of the Fund, in addition to a sales charge, a monthly distribution fee from the Fund as set forth below.

                          Monthly Distribution Fee
                          (as a percentage of the
                         Fund's average net assets
                       attributable to Class A Shares
                       ------------------------------
                                1/12 x .30%

    The distribution fee may be used by MIMLIC Sales for the purpose of financing any activity which is primarily intended to result in the sale of Class A shares of the Fund. For example, such distribution fee may be used by MIMLIC Sales: (a) to compensate broker-dealers, including MIMLIC Sales and its registered representatives, for their sale of Class A shares of the Fund, including the implementation of various incentive programs with respect to broker-dealers, banks, and other financial institutions, and (b) to pay other advertising and promotional expenses in connection with the distribution of Class A shares of the Fund. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of prospectuses for other than current shareholders; preparation and distribution of sales literature; advertising of any type; expenses of branch offices provided by MIMLIC Sales and any affiliate thereof; and compensation paid to and expenses incurred by officers, employees or representatives of MIMLIC Sales or of other broker-dealers, banks, or other financial institutions, including travel, entertainment, and telephone expenses.

    The Plan will not take effect with respect to the Fund, and no fee will be payable in accordance with the Plan, until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Fund designated as Class A shares.

    This Plan shall continue in effect for a period of more than one year from the date of its adoption only so long as such Plan, together with any

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related agreements, has been approved by a vote of the Board of Directors of the Fund, and the Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on such Plan or agreements.

    The Chairman of MIMLIC Sales, or such other person as he may designate shall provide to the Board of Directors of the Fund, and the Directors shall review, at least quarterly, a written report of the amounts received by MIMLIC Sales pursuant to the Plan, the expenditures made by MIMLIC Sales out of such proceeds, and the purpose for which such expenditures were made.

    This Plan may be terminated at any time by vote of a majority of the members of the Board of Directors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or by vote of a majority of the outstanding voting securities of the Fund designated as Class A shares.

    This Plan may not be amended to increase materially the amount to be spent by the Fund for distribution without Class A shareholder approval.

    All material amendments to the Plan, together with any related agreements, must be approved by a vote of the Board of Directors of the Fund, and of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on such Plan or agreements.

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